As filed with the Securities and Exchange Commission on May 19, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENPHASE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	47281 Bayside Pkwy Fremont, CA 94538 (877) 774-7000	20-4645388
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)
Enphase Energy, Inc. 2021 Equity Incentive Plan
(Full titles of the plans)

Badrinarayanan Kothandaraman
Chief Executive Officer
c/o Enphase Energy, Inc.
47281 Bayside Pkwy
Fremont, CA 94538
(877) 774-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John H. Sellers
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000
Facsimile: (650) 849-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share, reserved for future grant under the Enphase Energy, Inc. 2021 Equity Incentive Plan	9,100,456 (2)	$116.96 (5)	$1,064,389,334	$116,125.00
Common Stock, par value $0.00001 per share, issuable pursuant to restricted stock awards outstanding under the 2011 Equity Incentive Plan	2,915,191 (3)	$54.14 (6)	$157,828,441	$17,219.00
Common Stock, par value $0.00001 per share, issuable upon exercise of outstanding stock options granted under 2011 Equity Incentive Plan	2,341,326 (4)	$1.95 (7)	$4,565,586	$498.00
Total	14,356,973		$1,226,783,361	$133,842.00
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Common Stock of Enphase Energy, Inc. (the "Registrant" or the "Company") that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)Consists of 9,100,456 shares issuable under the 2021 Equity Incentive Plan (the "2021 Plan").
(3)Represents 2,915,191 shares of common stock issuable for restricted stock units awards outstanding under the 2011 Equity Incentive Plan (the "2011 Plan"). Upon the termination, cancellation, forfeiture or repurchase of outstanding awards under the 2011 Plan, the unissued balance of shares issuable under such awards will become issuable under the 2021 Plan.
(4)Consists of 2,341,326 shares of common stock issuable upon exercise of stock options outstanding under the 2011 Plan as of the date of this Registration Statement. Upon the expiration, termination, surrender, cancellation, forfeiture or repurchase of outstanding awards under the 2011 Plan, the unissued balance of shares issuable under such awards will become issuable under the 2021 Plan.
(5)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share of $116.96 is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on May 17, 2021, rounded up to the nearest cent.
(6)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $54.14, the weighted average grant date fair value per share of outstanding RSU awards under the 2011 Plan as of May 17, 2021.
(7)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.95, the weighted average price per share of outstanding stock option awards under the 2011 Plan as of May 17, 2021.

EXPLANATORY NOTE
On May 19, 2021 (the “Effective Date”), at the 2021 annual meeting of stockholders of the Company, the stockholders approved the 2021 Plan. The 2021 Plan provides, among other things, that the number of shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”), reserved for issuance under the 2021 Plan (subject to adjustment for certain changes in the Company’s capitalization) is equal to: (A) the sum of (i) 9,100,456 newly reserved shares of Common Stock and (ii) 5,256,517 Returning Shares (as defined below) as such shares become available from time to time as set forth in the 2021 Plan. “Returning Shares” means shares subject to any outstanding award granted under the 2011 Plan (“Prior Plan Award”) that are (i) not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued, or is settled in cash; (ii) forfeited back to or repurchased by the Company because of a failure to vest; or (iii) reacquired or withheld (or not issued) by the Company to satisfy the purchase price of, or a tax withholding obligation in connection with, a Prior Plan Award that is a Full Value Award (as defined in the 2021 Plan).
As a result, this Registration Statement is filed by the Company to register an aggregate 14,356,973 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable under the 2021 Plan assuming that all 2011 Plan Returning Shares become available for issuance under the 2021 Plan.
PART I
Information Required in the Section 10(a) Prospectus
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the 2021 Plan, as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

Item 3.    Incorporation of Certain Documents by Reference

The following documents filed by the Registrant are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2020, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the SEC on February 16, 2021;
(b) The information specifically incorporated by reference into the Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 7, 2021;
(c) The Registrant’s Quarterly Report on Form 10-Q (the “Form 10-Q”) for the quarter ended March 31, 2021, which includes unaudited financial statements, filed with the SEC on April 27, 2021; and
(d) The Registrant’s Current Reports on Form 8-K filed with the SEC on March 1, 2021, March 8, 2021, March 15, 2021 and May 17, 2021.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director. As permitted by the Delaware General Corporation Law, our bylaws provide that:
•we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;
•we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;
•we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law; and
•the rights conferred in the bylaws are not exclusive.
Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provide for certain additional procedural protections. We currently carry liability insurance for our directors and officers.
These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit Title
4.1	Amended and Restated Certificate of Incorporation of the Registrant.(1)
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.(2)
4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.(3)
4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.(4)
4.5*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.
4.6	Amended and Restated Bylaws of the Registrant.(5)
4.7	Specimen Common Stock Certificate of the Registrant.(6)
4.8	Indenture, dated August 17, 2018, between the Registrant and U.S. Bank National Association.(7)
4.9	Indenture, dated June 5, 2019, between the Registrant and U.S. Bank National Association.(8)
4.10	Indenture, dated March 9, 2020, between the Registrant and U.S. Bank National Association.(9)
4.11	Indenture, dated March 1, 2021, between Enphase Energy, Inc. and U.S. Bank National Association.(10)
4.12	Indenture, dated March 1, 2021, between Enphase Energy, Inc. and U.S. Bank National Association.(11)
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1*	Power of Attorney (reference is made to the signature page of this Form S-8).
99.1*	2021 Equity Incentive Plan and forms of agreement thereunder.

* Filed herewith.

(1)Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 6, 2012, and incorporated by reference herein.
(2)Previously filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2017, and incorporated by reference herein.
(3)Previously filed as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2018, and incorporated by reference herein.
(4)Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 27, 2020, and incorporated by reference herein.
(5)Previously filed as Exhibit 3.5 to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on March 12, 2012, and incorporated by reference herein.
(6)Previously filed as Exhibit 4.1 to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on March 12, 2012, and incorporated by reference herein.
(7)Previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 17, 2018, and incorporated by reference herein.
(8)Previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 5, 2019, and incorporated by reference herein.
(9)Previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 9, 2020, and incorporated by reference herein.
(10)Previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 1, 2021, and incorporated by reference herein.
(11)Previously filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 1, 2021, and incorporated by reference herein.

Item 9.    Undertakings.
1.The undersigned Registrant hereby undertakes:
a.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
b.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 19th day of May, 2021.

ENPHASE ENERGY, INC.

By:	/s/ BADRINARAYANAN KOTHANDARAMAN
Badrinarayanan Kothandaraman
President and Chief Executive Officer
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Badrinarayanan Kothandaraman and Eric Branderiz, jointly and severally, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BADRINARAYANAN KOTHANDARAMAN	President and Chief Executive Officer (Principal Executive Officer)	May 19, 2021
Badrinarayanan Kothandaraman

/s/ ERIC BRANDERIZ	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 19, 2021
Eric Branderiz

/s/ MANDY YANG	Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	May 19, 2021
Mandy Yang

/s/ STEVEN J. GOMO	Director	May 19, 2021
Steven J. Gomo

/s/ JAMIE HAENGGI	Director	May 19, 2021
Jamie Haenggi

/s/ BENJAMIN KORTLANG	Director	May 19, 2021
Benjamin Kortlang

/s/ JOSEPH MALCHOW	Director	May 19, 2021
Joseph Malchow

/s/ RICHARD MORA	Director	May 19, 2021
Richard Mora

/s/ THURMAN JOHN RODGERS	Director	May 19, 2021
Thurman John Rodgers